UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2013 (May 16, 2013)

Builders FirstSource, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51357	52-2084569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

(Address of Principal Executive Offices, Including Zip Code)

(214) 880-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On May 16, 2013, Builders FirstSource, Inc. (the “Company”) issued a press release to announce that it priced its previously announced private offering of $350 million aggregate principal amount of its 7.625% Senior Secured Notes due 2021 (the “Notes”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Company intends to use the net proceeds from the offering of the Notes, together with cash on hand, to (i) redeem its $139.7 million aggregate principal amount of second priority senior secured floating rate notes due 2016 (the “2016 notes”) at par plus accrued and unpaid interest thereon to the redemption date, (ii) repay in full $225.0 million in term loan borrowings outstanding under its existing credit facility plus a prepayment premium of approximately $39.1 million and accrued and unpaid interest and terminate its existing credit facility and (iii) pay fees and expenses in connection therewith. This Current Report does not constitute an offer to purchase or a notice of redemption of the 2016 notes.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1	News release announcing the pricing of its offering of $350.0 million of 7.625% Senior Secured Notes due 2021, dated May 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
Name: Donald F. McAleenan
Title: Senior Vice President,
General Counsel and Secretary

Dated: May 17, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release announcing the pricing of its offering of $350.0 million of 7.625% Senior Secured Notes due 2021, dated May 16, 2013.